EXHIBIT 99.1

News Release

OCTOBER 30, 2008
CONTACT:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces Third Quarter Earnings For 2008

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported third quarter net income of $612,000 compared to $674,000 in the same period last year. Earnings per share for the third quarter of 2008 were $.19 compared to $.20 in the third quarter of 2007. Net income for the first nine months of 2008 was $2,094,000, compared to $2,576,000 in the same period in 2007. Earnings per share for the first three quarters of 2008 were $.65, compared to $.79 in the same period last year.

The change in net income in the third quarter and first nine months of 2008 compared to the same periods in 2007 was primarily due to a higher provision for loan losses. The provision was $750,000 in the third quarter of 2008 compared to $665,000 in the same quarter in the prior year and $1,750,000 in the first nine months of 2008 compared to $1,035,000 in the same period in 2007. James Bosserd stated "Michigan's economy continues to impact the ability of both business and personal borrowers to make their loan payments. This environment has elevated the level of our problem loans. We continue to manage these loans and work with these borrowers. We believe that we have been prudent in our evaluation of these credits."

Net interest income was $101,000 higher in the third quarter of 2008 and $77,000 lower in the first nine months of 2008 than the same periods in 2007. Average earning assets were $1.1 million higher in the first nine months of 2008 than in 2007 and ChoiceOne's net interest spread was up slightly in the first nine months of 2008. The replacement of higher-cost brokered deposits with lower-cost local deposits and reductions in rates paid on local deposits has mitigated most of the impact of lower interest rates earned on loans.

As a result of the sale of ChoiceOne's property and casualty insurance lines of business in October of 2007, noninterest income was $323,000 lower in the third quarter of 2008 and $622,000 lower in the first nine months of 2008 compared to similar periods in the prior year. Lower gains on sales of loans and higher losses on sales of foreclosed properties also impacted noninterest income in 2008.

Noninterest expense was $213,000 lower in the third quarter of 2008 and $625,000 lower in the first nine months of 2008 compared to the same periods in 2007. This reduction was caused by control of expenses and the impact of the sale of the insurance lines of business. Expense reductions were offset by higher FDIC insurance expense, higher costs of loan collections, and higher carrying costs of foreclosed real estate properties in 2008 than in 2007.

Total assets declined by $5.3 million in the twelve months ended September 30, 2008 and were $461 million as of the end of the third quarter of 2008. Net loans have grown slightly in the last twelve months to reach $322 million as of September 30, 2008. Growth in commercial and industrial loans during this time period has been offset by a decline in residential mortgage loans. Investment securities have declined $4.7 million in the last twelve months as not all maturities were replaced due to relatively low reinvestment rates. Local deposits have fallen $3.7 million in the last twelve months while $15.3 million of higher-cost brokered deposits were paid off in the last four quarters.

James Bosserd commented "We have less than $500,000 of subprime mortgage loans in our loan portfolio and we do not own any Fannie Mae or Freddie Mac preferred stock. The core earnings of our bank remain strong."

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc., and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
	9/30/2008	12/31/2007	9/30/2007
Loans	$322,290	$324,858	$321,985
Securities	83,970	87,725	88,676
Other Assets	54,968	57,572	55,838

Total Assets	$461,228	$470,155	$466,499

Deposits	$337,691	$351,844	$356,683
Borrowings	63,960	57,643	49,764
Other Liabilities	6,274	7,526	7,869

Total Liabilities	407,925	417,013	414,316

Shareholders' Equity	53,303	53,142	52,183

Total Liabilities and Equity	$461,228	$470,155	$466,499

Condensed Statements of Income
(Unaudited)
	Quarter Ended		Nine Months Ended
	9/30/2008	9/30/2007	9/30/2008	9/30/2007
Interest Income	$6,600	$7,380	$20,111	$21,648
Interest Expense	2,614	3,495	8,699	10,159

Net Interest Income	3,986	3,885	11,412	11,489

Provision for Loan Losses	750	665	1,750	1,035
Noninterest Income	1,104	1,427	3,686	4,308
Noninterest Expense	3,646	3,859	10,891	11,516
Income Taxes	82	114	363	670

Net Income	$612	$674	$2,094	$2,576

Basic Earnings Per Share	$.19	$.20	$.65	$.79
Diluted Earnings Per Share	$.19	$.20	$.65	$.79

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," "plans," "projects," "predicts," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of the ongoing war on terrorism, and other military actions, including actions in Iraq; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

# # #

EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.